EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

			State of
		Percentage	Incorporation
		of	or
Parent	Subsidiary	Ownership	Organization
Capitol Federal	Capitol Federal Savings	100%	Federal
Financial	Bank

Capitol Federal	Capitol Funds, Inc.	100%	Kansas
Savings Bank

Capitol Funds,	Capitol Federal	100%	Vermont
Inc.	Mortgage Reinsurance
	Company